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                      June 28, 2024

       James Mackey
       Chief Financial Officer
       KeyStar Corp.
       1645 Pine Tree Ln, Suite 2
       Sarasota, FL 34236

                                                        Re: KeyStar Corp.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2023
                                                            File No. 000-56290

       Dear James Mackey:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.





                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services